Exhibit 10.15

GRANT AGREEMENT

Name:	fld_NAME_AC	Employee ID:	fld_EMPLID

Grant Date:	expGRANT_DATE
Grant ID:	fld_GRANT_NBR
Target Amount:	0

Plan:	fld_DESCR

Performance-Adjusted Restricted Stock Units

GRANT SUMMARY

Target Amount	0 Shares
Number of Performance-Adjusted Restricted Stock Units Granted (Based on Maximum Performance Level Attainment)	[Insert number of shares representing the maximum number of shares that may vest] Shares
Performance Period	01 November 2015 — 31 October 2018
Segment 1	01 November 2015 — 31 October 2017
Segment 2	01 November 2015 — 31 October 2018

THIS PERFORMANCE-ADJUSTED RESTRICTED STOCK UNITS GRANT AGREEMENT (this “Grant Agreement”), as of the Grant Date noted above between Hewlett Packard Enterprise Company, a Delaware Corporation (“Company”), and the employee named above (“Employee”), is entered into as follows:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this grant and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted the number of performance-adjusted restricted stock units (“PARSUs”) stated above, consisting of shares (“Shares”) of the Company’s $0.01 par value common stock (the “Grant”).  Each PARSU, which is synonymous with one Share, is subject to the restrictions stated below and subject to forfeiture until it vests pursuant to Section 4 of this Grant Agreement.  The target amount stated above reflects the target number of PARSUs that may vest if the performance criteria is attained at 100% of the target level performance (the “Target Amount”), but the actual number of PARSUs that vest and become nonforfeitable shall be determined based on the actual attainment level of performance.  The number of PARSUs that vest will be determined at the end of each Segment (as defined below).  To the extent that the PARSUs do not vest, they shall be forfeited immediately and be deemed reconveyed to the Company, and the Company shall thereafter be the legal and beneficial owner of the Shares and shall have all rights and interest in or related thereto without further action by the Employee.  The PARSUs are subject to the terms of this Grant Agreement and the plan named above (the “Plan”), a copy of which can be found on the Long-term Incentives website along with a copy of the related prospectus.  The Plan and the related prospectus can also be obtained by written or telephonic request to the Company Secretary.  Unless otherwise defined in this Grant Agreement, any capitalized terms in this Grant Agreement shall have the meaning ascribed to such terms in the Plan.

THEREFORE, the parties agree as follows:

1.              Grant of Performance-Adjusted Restricted Stock Units.

Subject to the terms and conditions of this Grant Agreement and of the Plan, the Company hereby grants to the Employee the PARSUs, as set forth below.

2.              Performance Criteria and Performance Periods.

The Grant is divided into two separate segments, each with a different performance period, as set forth in the Grant Summary above.  1/2 of the Target Amount of the PARSUs are subject to performance criteria for Segment 1 (defined above in the Grant Summary), which is two fiscal years and 1/2 of the Target Amount of the PARSUs are subject to performance criteria for Segment 2 (defined above in the Grant Summary) which is three fiscal years.  Segment 1 and Segment 2 are jointly referred to herein as “Segments”.

For each Segment, the PARSUs may become eligible for vesting based on (a) the Company’s achieving goals for that Segment related to return on invested capital (“ROIC”) (weighted 50% of the PARSUs for each Segment) and relative total shareholder return (“TSR”) (weighted 50% of the PARSUs for each Segment), (b) the Employee’s continued employment through the last U.S. business day of the relevant Segment, and (c) the Employee’s compliance with the requirements and conditions provided for in the Plan and this Grant Agreement.

The goals associated with this Grant shall be established by the Committee, and will be communicated separately to the Employee by the Company.  The number of Shares that are eligible to become vested at the end of each Segment with respect to the PARSUs will range from 0% to 200% of the Target Amount of PARSUs, based upon the Company’s performance against the ROIC and TSR goals as certified by the Committee.  No PARSUs will vest for a segment if performance is below minimum levels.

3.                   Shares Eligible For Vesting For Each Segment.

(a)         ROIC Shares.  50% of the Target Amount of Shares for each Segment (i.e., 25% of the total Target Amount of Shares) will be determined based upon performance against the ROIC goals for that Segment, as certified by the Committee (the “Segment ROIC Shares”).  The relevant number of Segment ROIC Shares shall be eligible for vesting, based on the Company’s performance during the relevant Segment as follows: 0% if performance is below minimum level, 50% if performance is at minimum level, 100% if performance is at target level and 200% if performance is at or above maximum level.  For performance between the minimum level and target level or between target level and the maximum level, a proportionate percentage will be applied based on straight-line interpolation between levels.

If ROIC goals are met for the relevant Segment, the ROIC Shares that are achieved for that Segment will be eligible for vesting even if the TSR goals for the Segment are not met.

(b)         TSR Shares.  50% of the Target Amount of Shares for each Segment (i.e., 25% of the total Target Amount of Shares) will be determined based upon performance against the TSR goal for that Segment, as certified by the Committee (the “Segment TSR Shares”).  The Segment TSR Shares shall be eligible for vesting based on the Company’s performance during the relevant Segment as follows: 0% if performance is below the minimum level, 50% if performance is at the minimum level, 100% if performance is at target level and 200% if performance is at or above the maximum level.  For performance between minimum and target, or between target and the maximum levels, a proportionate percentage will be applied based on straight-line interpolation between levels.

If TSR goals are met for the relevant Segment, the TSR Shares that are achieved for that Segment will be eligible for vesting even if the ROIC goals for the Segment are not met.

(c)          Service Requirement.  Notwithstanding (a) and (b) above, the Employee must be employed on the last day of the relevant Segment in order to be eligible to vest in any Shares for that Segment.

4.              Vesting of Performance-Adjusted Restricted Stock Units.

Following the Committee’s certification (if applicable) at the end of the relevant Segment that the goals associated with this Grant have been met and that the terms and conditions set forth in this Grant Agreement have been fulfilled (and in any event within 75 days of the last day of the relevant Segment), the Company shall release all restrictions on a number of Shares corresponding to the number of PARSUs that are eligible for vesting pursuant to Section 3 (and Section 9 through 11, as applicable) and, with respect to such vested Shares, the Company shall pay a cash amount to the Employee equal to the value (without interest) of the cash dividends declared on the Company’s common stock for which the record date is between the Grant Date and the vesting date (as determined pursuant to this Section 4).

5.              Restrictions.

Except as otherwise provided for in this Grant Agreement, the PARSUs or Shares granted hereunder may not be sold, pledged or otherwise transferred.

6.              Custody of Performance-Adjusted Restricted Stock Units.

Unless and until the PARSUs have vested pursuant to Section 4 above and all other terms and conditions in this Grant Agreement have been satisfied, the Shares that have been granted and registered in the Employee’s name on the stock transfer books of the Company shall be held in a restricted account in the name of the Employee.  Upon completion of the relevant Segment, any Shares vested pursuant to Section 4 above shall be released into an unrestricted brokerage account in the name of the Employee;

Granted as Restricted Stock

provided, however, that a portion of such Shares shall be sold by the Company or its designee for purposes of payment of Tax-Related Items in accordance with Section 12 below.  Any Shares not vested pursuant to Section 4 above shall be forfeited by the Employee and deemed reconveyed to the Company, and the Company shall thereafter be the legal and beneficial owner of the Shares and shall have all rights and interest in or related thereto without further action by the Employee.

7.              Stockholder Rights.

Subject to the restrictions set forth in the Plan and this Grant Agreement, the Employee shall possess all the rights and privileges of a stockholder of the Company for the number of PARSUs granted (whether vested or not) while the Grant is restricted and subject to forfeiture, including the right to vote, provided, however, that the Employee shall receive payment of dividends on the Shares corresponding to the PARSUs only if and to the extent that the Shares vest pursuant to Sections 3 and 4 above.

8.              Termination of Employment.

Except in the case of a termination of employment due to the Employee’s death, retirement or total and permanent disability, the Employee must remain in the employ of the Company (or a Subsidiary or Affiliate) on a continuous basis through the last U.S. business day of the relevant Segment in order to be eligible to vest in any amount of the PARSU Shares except to the extent a severance plan applicable to the Employee provides otherwise, subject to the terms and conditions of this Grant Agreement.

9.              Benefit in Event of Death of the Employee.

In the event that termination of employment is due to the death of the Employee, all unvested Shares shall vest immediately based on deemed attainment of the performance criteria at target levels and any such Shares shall be delivered within 75 days of vesting.

10.       Retirement of the Employee.

If the Employee’s termination is due to retirement in accordance with an applicable retirement policy, a Pro Rata Portion of the Shares shall vest at the end of the relevant Segment subject to the condition that, if requested, (i) the Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company, and (ii) during the portion of the Performance Period following termination of the Employee’s active employment, the Employee is in compliance with any-post employment restrictions in the ARCIPD and does not engage in any conduct that creates a conflict of interest in the opinion of the Company.

11.       Total and Permanent Disability of the Employee.

In the event that termination of employment is due to the total and permanent disability of the Employee, all unvested Shares shall vest immediately based on deemed attainment of the performance criteria at target levels and any such Shares shall be delivered within 75 days of vesting.  The Company’s obligation to deliver the amounts that vest pursuant to this Section 11 is subject to the condition that, if requested, (a) the Employee shall have executed a current ARCIPD that is satisfactory to the Company, and (b) during the portion of the Performance Period following termination of the Employee’s active employment, the Employee is in compliance with any-post employment restrictions in the ARCIPD and does not engage in any conduct that creates a conflict of interest in the opinion of the Company.

12.       Taxes.

(a)         Responsibility for Taxes.  The Employee shall be liable for any and all taxes, including income tax, social insurance, fringe benefit tax, payroll tax, payment on account, employer taxes or other tax-related items related to the Employee’s participation in the Plan and legally applicable to or otherwise recoverable from the Employee by the Company and/or, if different, the Employee’s employer (the “Employer”) whether incurred at grant, vesting, sale, prior to vesting, upon receipt of any dividends or at any other time (“Tax-Related Items”).  Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Employee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of PARSUs, including, but not limited to, the grant or vesting of PARSUs, the release of restrictions on the Shares or the subsequent sale of such Shares and receipt of any dividend payments; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of this grant of PARSUs to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result.  Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)         Automatic Sale.  In the event that the Company or the Employer (which, for purposes of this Section 12, shall include a former employer) is required to withhold Tax-Related Items as a result of the vesting of PARSUs or the release of restrictions on the Shares, excluding any Tax-Related Items required to be withheld on dividends payable in cash with respect to the PARSUs, the Employee agrees that the Company or its designee will automatically sell or arrange for the sale of vested Shares as necessary to cover all Tax-Related Items through such means as the Company may determine in its sole discretion (the “Automatic Sale”).  In this regard, the Employee hereby irrevocably appoints Merrill Lynch or any stock plan service provider or brokerage firm designated by the Company for such purpose (the “Broker”) as the Employee’s Broker and authorizes the Broker, to sell on the open market at the then prevailing market price(s), on the Employee’s behalf, as soon as practicable on or after the vesting date pursuant to Section 4 above, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the Tax-Related Items (calculated in accordance with the then-current applicable withholding rate for the Employee) and all applicable fees and commissions due to, or required to be collected by, the Broker.

The Employee acknowledges and agrees that (i) as of the date of this Grant Agreement, the Employee is not aware of any material, nonpublic information concerning the Company or its securities and there is no trading blackout period in effect with respect to the Employee; (ii) the Employee does not have, and will not attempt to exercise, any influence over how, when or whether to effect sales under the terms of this Automatic Sale; (iii) none of the Company, any person affiliated with the Company or any of their respective officers, employees or other representatives is authorized to exercise any discretion with respect to the sales of Shares hereunder and such sales shall be implemented in accordance with the terms of this Section 12(b); (iv) this Automatic Sale may not be terminated, amended or otherwise modified by the Employee; (v) this Automatic Sale, including the authorization and instruction to the Broker set forth above in this Section 12(b) is intended to comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act; therefore, all provisions hereof shall be interpreted consistent with Rule 10b5-1 and shall be automatically modified to the extent necessary to comply therewith; (vi) the Employee is entering into this Automatic Sale arrangement in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws; (vii) the Employee will notify the Company as soon as practicable upon the occurrence of any event that might prohibit any sale of Shares in compliance with Rule 10b5-1(c)(1) (other than any such restriction relating to the Employee’s possession or alleged possession of material, nonpublic information about the Company or its securities); (viii) this Automatic Sale will be suspended if the Company receives any notice from the Employee pursuant to subsection (vii) hereof and determines that the notice describes an event that prohibits the sale of Shares, in which case the Automatic Sale will resume in accordance with its terms after the event that caused the suspension is no longer in effect; (viii) it may not be possible to effect a sale due to a market disruption, including without limitation, a halt or suspension of trading in the Company’s common stock imposed by a court, governmental agency or self-regulatory organization (a “Blackout Event”) or due to insufficient volumes of trading or other market factors in effect on the date of a sale, in any of which cases the Automatic Sale will be suspended and sales of Shares under this Automatic Sale will resume in accordance with its terms after the Blackout Event or other event that caused the suspension is no longer in effect; (ix) the Employee will execute and deliver to the Broker any other agreements or documents as the Broker reasonably deems necessary or appropriate to carry out the purposes and intent of this Automatic Sale; (x) this Automatic Sale provision is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans; and (xi) this Automatic Sale provision is adopted to be effective as of the date hereof and will terminate on the date that the Company or Employer is no longer required to withhold Tax-Related Items with respect to the PARSUs.

(c)          Other Withholding Methods.  To the extent that (i) the sale of Shares as contemplated in Section 12(b) is prohibited by a legal, contractual or regulatory restriction applicable to the Company or its Affiliates or to the Employee (other than any such restriction relating to the Employee’s possession or alleged possession of material, nonpublic information about the Company or its securities); or (ii) the obligation for withholding of Tax-Related Items arises at a time other than the vesting of PARSUs or the release of restrictions on the Shares, including in connection with the receipt of dividends payable in cash with respect to the PARSUs, or after the termination of the Automatic Sale pursuant to Section 12(b), the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations (or the remaining portion thereof) with regard to all applicable Tax-Related Items, in whole or in part by one or more of the following as the Company may permit: (1) the Company requiring the Employee to make a cash payment to the Company or the Employer in payment of such Tax-Related Items, (2) the Employee making adequate arrangements satisfactory to the Company and/or the Employer for withholding of such Tax-Related Items from the Employee’s wages, from dividends payable in cash with respect to the PARSUs or from other cash compensation paid to the Employee by the Company and/or the Employer, or (3) application of any other method determined by the Company.  The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt of Shares that cannot be satisfied by the means previously described.  The Company may refuse to deliver the benefit described herein if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(d)         Employer Taxes.  In accepting the PARSUs, the Employee consents and agrees that in the event the PARSUs become subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PARSUs.  Further, by accepting the PARSUs, the Employee agrees that the Company and/or the Employer will collect any such taxes from the Employee by the means set forth in this Section 12.  The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

14.       Data Privacy Consent.

(a)         The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Grant Agreement and any other materials by and among, as applicable, the Company, the Employer and its other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

(b)         The Employee understands that the Company, the Employer and its other Subsidiaries and Affiliates may hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company, details of all PARSUs, options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”) for the exclusive purpose of implementing, managing and administering the Plan.

(c)          The Employee understands that Data will be transferred to the Company and Merrill Lynch or such other stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan.  The Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than the Employee’s country.  The Employee understands that if he or she resides outside the United States, the Employee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Employee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Employee’s participation in the Plan.  The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan.  The Employee understands that if he or she resides outside the United States, the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.

(d)         Further, the Employee understands that he or she is providing the consents herein on a purely voluntary basis.  If the Employee does not consent, or if the Employee later seeks to revoke his or her consent, the Employee’s employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant PARSUs or other equity awards to the Employee or administer or maintain such awards.  Therefore, the Employee understands that refusing or withdrawing the consent may affect the Employee’s ability to participate in the Plan.  For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.

15.       Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with Applicable Laws outside the United States, from the Long-term Incentives website and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the Company’s website at www.hpe.com.  The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Employee hereby consents to receive any documents related to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.       Acknowledgment and Waiver.

By accepting this grant of PARSUs, the Employee understands, acknowledges and agrees that:

(a)         this Grant Agreement and its incorporated documents reflect all agreements on its subject matters and the Employee is not accepting this Grant Agreement based on any promises, representations or inducements other than those reflected in this Grant Agreement;

(b)         all good faith decisions and interpretations of the Committee regarding the Plan and Awards granted under the Plan are binding, conclusive and final;

(c)          the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(d)         the grant of PARSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PARSUs or other awards, or benefits in lieu of PARSUs, even if Shares or PARSUs have been granted in the past;

(e)          all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(f)           the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time and it is expressly agreed and understood that employment is terminable at the will of either party;

(g)          the Employee is voluntarily participating in the Plan;

(h)         PARSUs and their resulting benefits are extraordinary items that are outside the scope of the Employee’s employment contract, if any;

(i)             PARSUs and their resulting benefits are not intended to replace any pension rights or compensation;

(j)            PARSUs and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(k)         unless otherwise agreed by the Company, the PARSUs and their resulting benefits are not granted as consideration for, or in connection with, the service the Employee may provide as a director of Subsidiary or Affiliate;

(l)             this grant of PARSUs will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of PARSUs will not be interpreted to form an employment contract with any Subsidiary or Affiliate;

(m)     the future value of the Shares is unknown, indeterminable and cannot be predicted with certainty;

(n)         no claim or entitlement to compensation or damages shall arise from forfeiture of the PARSUs resulting from termination of Employee’s employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or retained or the terms of the Employee’s employment or service agreement, if any), and in consideration of the grant of the PARSUs to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company, the Employer or any other Subsidiary or Affiliate and releases the Company, the Employer and any other Subsidiary and Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(o)         the Company, the Employer or any other Subsidiary or Affiliate will not be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States dollar that may affect the value of the Shares ;

(p)         if the Company’s performance is below minimum levels as set forth in this Grant Agreement, no PARSUs will vest and all Shares will be forfeited by the Employee;

(q)         if the Company determines that the Employee has engaged in misconduct prohibited by Applicable Law or any applicable policy of the Company, as in effect from time to time, or the Company is required to make recovery from the Employee under Applicable Law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate, (i) recover from the Employee the PARSUs that vested up to three (3) years prior to the Employee’s termination of employment or any time thereafter, (ii) cancel the Employee’s outstanding PARSUs, and (iii) take any other action it deems to be required and appropriate; and

(r)            the delivery of any documents related to the Plan or Awards granted under the Plan, including the Plan, this Grant Agreement, the Plan prospectus and any reports of the Company generally provided to the Company’s stockholders, may be made by electronic delivery.  Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail or other such means of electronic delivery specified by the Company.  The Employee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Employee by contacting the Company in writing in accordance with Section 19(l).  If the attempted electronic delivery of any document fails, the Employee will be provided with a paper copy of such document. The Employee may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Employee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised electronic mail address in accordance with Section 19(l).  The Employee is not required to consent to the electronic delivery of documents.

17.       No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the Shares.  The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan

18.       Additional Eligibility Requirements Permitted.

In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Employee execute a separate document agreeing to the terms of a current arbitration agreement and/or a current ARCIPD, each in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire Performance Period. If such separate documents are required by the Company and the Employee does not accept them within 75 days of the Grant Date or such other date as of which the Company shall require in its discretion, this Grant shall be canceled and the Employee shall have no further rights under this Grant Agreement.

19.       Miscellaneous.

(a)         The Company shall not be required to treat as owner of Shares and associated benefits hereunder any transferee to whom such Shares or benefits shall have been transferred in violation of any of the provisions of this Grant Agreement.

(b)         The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Grant Agreement.

(c)          The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the

Company and the Employee with respect to the subject matter hereof, other than the terms of any severance plan applicable to the Employee that provides more favorable vesting, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.  Notwithstanding the foregoing, nothing in the Plan or this Grant Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee, including without limitation, any agreement that imposes restrictions during or after employment regarding confidential information and proprietary developments.  This Grant Agreement is governed by the laws of the state of Delaware without regard to its conflict of law provisions.

(d)         If the Employee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(e)          The provisions of this Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)           Notwithstanding Section 19(e), the Company’s obligations under this Grant Agreement and the Employee’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent.  In the event that the Employee breaches the arbitration agreement or the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.

(g)          A waiver by the Company of a breach of any provision of this Grant Agreement shall not operate or be construed as a waiver of any other provision of this Grant Agreement, or of any subsequent breach by the Employee or any other Awardee.

(h)         The Employee acknowledges that, depending on his or her country, the Employee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Employee’s ability to acquire or sell Shares under the Plan during such times as the Employee is considered to have “inside information” regarding the Company (as defined by the laws in the Employee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Employee is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

(i)             Notwithstanding any provisions in this Grant Agreement, the grant of the PARSUs shall be subject to any special terms and conditions set forth in the Appendix to this Grant Agreement for the Employee’s country, if any.  Moreover, if the Employee relocates to one of the countries included in the Appendix, if any, special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix, if any, constitutes part of this Grant Agreement.

(j)            The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PARSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(k)         Any notice required or permitted hereunder to the Employee shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company.

(l)             Any notice to be given under the terms of this Grant Agreement to the Company will be addressed in care of Attn: Global Equity Administration at Hewlett Packard Enterprise Company, 3000 Hanover Street, Palo Alto, California 94304, USA.

(m)     The Employee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividend payments) in a brokerage or bank account outside the Employee’s country.  The Employee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country.  The Employee also may be required to repatriate sale proceeds or other funds received as a result of the Employee’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt.  The Employee acknowledges that it is his or her responsibility to be compliant with such regulations, and the Employee is advised to consult his or her personal legal advisor for any details.

HEWLETT PACKARD ENTERPRISE COMPANY

Meg Whitman

CEO and President

Alan May

Executive Vice President, Human Resources

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS

Important Note:  Your grant is subject to the terms and conditions of this Grant Agreement and to the Company obtaining all necessary government approvals.  If you have questions regarding your grant, please discuss them with your manager.